[LOGO]          Banknorth Group
                News Release
                300 Financial Plaza, P.O. Box 5420
                Burlington, VT  05401

For Release:    IMMEDIATELY

Contact:        Thomas J. Pruitt
                EVP & CFO
                (802) 860-5585

                   BANKNORTH GROUP ANNOUNCES STOCK BUYBACK

BURLINGTON, VT, October 30, 1997- Banknorth Group, Inc. [NASDAQ-BKNG] today announced that the board of directors has approved a plan to buy back up to 5%, or 391,332 shares of its outstanding common stock. The company has 7.8 million outstanding shares. Making the announcement was William H. Chadwick, president and chief executive officer.

      "Our company and each subsidiary is well capitalized according to regulatory standards. Purchase of our stock, at today's prices, provides a rate of return in excess of our cost of capital and allows us to exercise good capital management for our shareholders", Chadwick said.

      The company placed no deadline on the purchase plan but expects to make open market and/or privately negotiated purchases from time to time over the next 12 months based on stock price and market conditions. In May of this year, Banknorth raised $30 million through the issuance of so-called "trust preferred" capital securities and will be able to complete the buyback from cash flow without additional leverage.

      Banknorth Group, Inc. serves the financial needs of customers through its seven community banks with 60 offices located in Vermont, Massachusetts and New Hampshire, a mortgage company and an investment management company.